Exhibit 99.1

NEWS NEWS NEWS

4 Parkway North, Suite 400
Deerfield, IL 60015

Contact:	Dan Swenson
Senior Director, Investor Relations & Corporate Communications
847-405-2515 — dswenson@cfindustries.com

Theresa E. Wagler
Elected to Board of Directors of CF Industries Holdings, Inc.

Wagler is Chief Financial Officer at Steel Dynamics, Inc.

DEERFIELD, Ill., October 27, 2014 (BUSINESS WIRE) —CF Industries Holdings, Inc. (NYSE:CF) today announced that its Board of Directors has elected Theresa E. Wagler as an independent director of the company.  Ms. Wagler, chief financial officer and executive vice president at Steel Dynamics, Inc., is expected to stand for re-election by stockholders at the company’s 2015 Annual Meeting.  Her election brings membership of the CF Industries Holdings, Inc. Board of Directors to nine.

“We welcome Theresa to the CF Industries Board and look forward to her contributions.  Theresa’s proven record of leadership will be of great value to our Board, management team and shareholders,” commented Stephen A. Furbacher, chairman of the board.

Ms. Wagler, 44, has been chief financial officer and executive vice president of Steel Dynamics, Inc. since 2007 and 2009, respectively.  She also serves as Steel Dynamics’ principal accounting officer.  Ms. Wagler has held various positions of increasing responsibility since joining Steel Dynamics in 1998.  Prior to joining Steel Dynamics, she served as assistant corporate controller for Fort Wayne National Bank and as a certified public accountant with Ernst & Young LLP.

In 2009, Ms. Wagler was listed among Treasury & Risk magazine’s picks of corporate America’s outstanding financial executives under the age of 40, and in 2012, she was included in CFO magazine’s inaugural listing of honorees for female CFOs in the Fortune 500.

Ms. Wagler earned her B.S. in accounting and systems analysis from Taylor University.

About CF Industries Holdings, Inc.

CF Industries Holdings, Inc., through its subsidiaries, is a global leader in nitrogen fertilizer manufacturing and distribution, serving both agricultural and industrial customers. CF Industries, headquartered in Deerfield, Illinois, operates world-class nitrogen fertilizer manufacturing complexes in the central United States and Canada and distributes plant nutrients through a system of terminals, warehouses, and associated transportation equipment located primarily in the midwestern United States. The company also owns 50 percent interests in GrowHow UK Limited, a fertilizer manufacturer in the United Kingdom; an ammonia facility in the Republic of Trinidad and Tobago; and KEYTRADE AG, a global fertilizer trading organization headquartered near Zurich, Switzerland. CF Industries routinely posts investor announcements and additional information on the company’s Web site at www.cfindustries.com and encourages those interested in the company to check there frequently.